Exhibit 10.12
QUANEX BUILDING PRODUCTS CORPORATION
DIRECTOR [STOCK-][CASH-]SETTLED
RESTRICTED STOCK UNIT AWARD AGREEMENT
<< Full Name>>
Grantee

Date of Award:	<< >>

Number of Restricted Stock Units:	<< >>

General Vesting Schedule/Restricted Period:	[100% vested on the Date of Grant.] [3 years, with vesting in installments of 33 1/3% on the anniversary date of the Date of Grant in each of the years , and .]

[100% exercisable on [first][second][third] anniversary of the Date of Grant. 0% exercisable prior to the [first][second][third] anniversary of the Date of Grant.]
AWARD OF RESTRICTED STOCK UNITS
Quanex Building Products Corporation, a Delaware corporation (the “Company”), pursuant to the Quanex Building Products Corporation 2008 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above (the “Date of Award”), that number of restricted stock units set forth above (the “RSUs”), on the following terms and conditions:
[During the Restricted Period, t][T]he RSUs will be evidenced by entries in a bookkeeping ledger account which reflects the number of RSUs credited under the Plan for your benefit. [For purposes of this Agreement, the term “Restricted Period” means the period designated by the Committee during which the RSUs are subject to forfeiture and restrictions on transfer (the “Forfeiture Restrictions”). The Restricted Period and all Forfeiture Restrictions on the RSUs covered hereby shall lapse as to those RSUs when the RSUs become vested and you meet all other terms and conditions of this Agreement.]
Upon the earlier of (1) the date on which you cease to be a member of the Board of Directors of the Company for any reason or (2) the date on which occurs “change in the ownership or effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation” (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended) with respect to the Company (a “Section 409A Change in Control”), the Company shall issue to you [cash in an amount equal to the market value of] one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in exchange for each RSU that is awarded to you hereby and thereafter you shall have no further rights with respect to such RSU. [The Company shall cause to be delivered to you (or your legal representative or heir) a stock certificate representing those shares of the Common Stock issued in exchange for RSUs awarded hereby, and such shares of the Common Stock shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).]
Non-Employee Director
[Immediate Vesting ]—[Cliff Vesting]—[Graded Vesting]
Stock Settled—Cash Settled

[If you separate from service with the Company and all Affiliates (collectively, the “Company Group”) before the third anniversary of the Date of Award (the “Third Anniversary Date”), the Forfeiture Restrictions then applicable to the RSUs shall not lapse and the number of RSUs then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date of your separation from service. Notwithstanding the preceding sentence, if you die, incur a Disability or Retire before the Third Anniversary Date, each while in the active employ of one or more members of the Company Group, all remaining Forfeiture Restrictions shall lapse on a prorated basis determined by dividing the number of days during the period commencing on the last anniversary vesting date or Date of Grant, as applicable, and ending on the date of your death, Disability or Retirement by 1095 and the number of RSUs then remaining subject to the Forfeiture Restrictions shall be forfeited to the Company on the date of your separation from service. Further, if a Section 409A Change in Control occurs before the Third Anniversary Date, while in the active employ of one or more members of the Company Group, all remaining Forfeiture Restrictions shall immediately lapse on the date of the Section 409A Change in Control. For purposes of this Section, the term “Retirement” means your voluntary cessation of your membership as a director with the Company on or after six years or two consecutive terms as a director.]
If during the [Restricted Period][period] you hold any RSUs awarded hereby the Company pays a dividend in cash with respect to the outstanding shares of the Common Stock (a “Cash Dividend”), then the Company will pay to you in cash, an amount equal to the product of (a) the RSUs awarded hereby that have not been exchanged by the Company for cash and (b) the amount of the Cash Dividend paid per share of the Common Stock (the “Dividend Equivalent”). The Company shall pay to you currently (and in no case later than the end of the calendar year in which the dividends are paid to the holders of the Common Stock, or if later, the 15th day of the third month following the date the dividends are paid to the holders of the Common Stock) an amount equal to such Dividend Equivalents.
If during the [Restricted Period][period] you hold any RSUs awarded hereby the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the RSUs awarded hereby that have not then been exchanged by the Company for shares of the Common Stock by an amount equal to the product of (a) the RSUs awarded hereby that have not been exchanged by the Company for cash and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend RSUs”). Each Stock Dividend RSU will be[ paid in cash][ exchanged for shares of the Common Stock] at the same time and on the same basis as such RSU.
Notwithstanding anything in this Agreement to the contrary and except as specified below, the RSUs awarded to you under this Agreement shall not be transferable or assignable by you other than by will or the laws of descent and distribution. You may transfer the RSUs to (a) a member or members of your immediate family, (b) to a revocable living trust established exclusively for you or you and your spouse, (c) a trust under which your immediate family members are the only beneficiaries or (d) a partnership of which your immediate family members are the only partners. For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.
The terms applicable to the assigned RSUs shall be the same as those in effect for the RSUs immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Company may deem appropriate. You may also designate one or more persons as the beneficiary or beneficiaries of your outstanding RSUs under the Plan, and those RSUs shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon your death while holding those RSUs. Such beneficiary or beneficiaries shall take the transferred RSUs subject to all the terms and conditions of the Agreement. Except for the limited transferability provided by the foregoing, outstanding RSUs under the Plan shall not be assignable or transferable.
Non-Employee Director
[Immediate Vesting ]—[Cliff Vesting]—[Graded Vesting]
Stock Settled—Cash Settled

None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in the Agreement or your transfer of the RSUs. It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences. You are entitled to rely upon only the tax advice of your own tax advisors.
[Further, any shares of Common Stock awarded hereunder may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You agree that (a) the Company may refuse to cause the transfer of such Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares.]
Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan.
In accepting the award of RSUs set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan.

QUANEX BUILDING
PRODUCTS CORPORATION

Raymond Jean – Chief Executive Officer
Non-Employee Director
[Immediate Vesting ]—[Cliff Vesting]—[Graded Vesting]
Stock Settled—Cash Settled

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